SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made and entered into as of the date the last party to execute this Agreement so executes it, by and between Huntco Inc., a Missouri corporation ("Huntco"), and Terry J. Heinz ("Heinz").

                              WITNESSETH THAT:

WHEREAS, Heinz was employed by Huntco under the terms of that certain Executive Employment Agreement entered into by and between Huntco and Heinz effective May 18, 1993 (the "Employment Agreement"), a copy of which is attached hereto as Attachment A; and

WHEREAS, Heinz's employment with Huntco terminated on January 4, 1999 under
Section 8.4 of the Employment Agreement although Huntco paid Heinz's base salary and the other benefits due Heinz under the Employment Agreement through February 28, 1999 as if Heinz were still an employee of Huntco; and

WHEREAS, the parties desire to resolve all matters arising out of Heinz's employment by Huntco and the subsequent termination of such employment.

NOW THEREFORE, in consideration of the mutual agreements, promises and the release contained herein, the parties hereto agree as follows:

1. Termination of Employment. Effective upon the "Effective Date" of this Agreement, as that term is defined in Section 7(b) hereof, and except as specifically provided herein, the rights and obligations of the parties hereto under the Employment Agreement shall cease and terminate and shall be of no further force or effect.

2.     Severance Payments and Benefits.

          (a) In consideration for the termination of the Employment Agreement, the covenants of Heinz contained herein and the release contained in Section 6 hereof, Huntco shall: (i) for the Five (5) year period commencing February 1, 1999 and ending January 31, 2004 (the "Payment Period"), pay Heinz (or in the event of Heinz's death, to his spouse, Gretchen Heinz), $100,000 (the "Annual Payment") per year in equal installments and in accordance with Huntco's normal payroll policies and procedures, less any applicable federal, state, and local income tax withholding; (ii) at Huntco's sole cost and expense, provide Heinz during the Payment Period with the group health, medical, hospitalization and dental benefits generally available to the full-time employees of Huntco as if Heinz were still employed by Huntco; ("Group Health Benefits") and (iii) pay Heinz $6,845.70 (the "Aggregate Car Lease Payment") which amount represents the total of the Ten (10) remaining lease payments on the automobile which was in Heinz's possession on the date of termination of Heinz's employment and which Heinz was to use primarily for Huntco business (the "Leased Automobile").

          (b) Heinz and Huntco acknowledge that during February 1999, Huntco has paid Heinz $22,750 (the "February Payment"), equaling One-Twelfth of Heinz's annual base salary during 1998 of $273,000. Anything in Section 2(a) hereof to the contrary notwithstanding, Huntco's payment to Heinz under
Section 2(a) hereof for March, 1999 shall be in the amount of $762.36, calculated by determining the difference between the February Payment of $22,750 and the sum of (i) $8,333.33 (which represents One-Twelfth of the Annual Payment attributable to February 1999) and (ii) $6,845.70 (the Aggregate Car Lease Payment made on the date hereof), which is $7,570.97 (the "February Overpayment"), which February Overpayment is to be subtracted from $8,333.33 (One-Twelfth of the Annual Payment attributable to March, 1999), resulting in a difference of $762.36. Based on Huntco's normal payroll policies, this amount shall not be due or payable until March 31, 1999.

          (c) All of the options to purchase shares of Class A Common Stock, par value $.01 per share of Huntco (the "Class A Shares"), awarded to Heinz under the Huntco Inc. 1993 Incentive Stock Plan (as Amended and Restated in 1996), are hereby cancelled and otherwise forever terminated and of no further force or effect. Concurrently herewith and pursuant to the immediately preceding sentence the following agreements are cancelled and forever terminated and of no further force or effect: (i) the Stock Option Agreement - 1993 Award entered into by and between Huntco and Heinz dated June 29, 1993 relating to options to purchase up to 150,000 Class A Shares (the "IPO Stock Options") previously awarded to Heinz; (ii) the Stock Option Agreement entered into by and between Huntco and Heinz dated April 3, 1997 relating to options to purchase up to 10,000 Class A Shares previously awarded to Heinz; (iii) the Stock Option Agreement entered into by and between Huntco and Heinz dated December 4, 1997 relating to options to purchase up to 60,000 Class A Shares previously awarded to Heinz; and (iv) the agreement between Huntco and Heinz by which Huntco agreed to reimburse Heinz with respect to federal and state income taxes payable by Heinz on the first $400,000 of taxable income recognized by Heinz upon the exercise of the IPO Stock Options.

          (d) All compensation, payments or benefits which Huntco would have provided to Heinz contractually or otherwise for the period commencing January 5, 1999 and thereafter had Heinz's employment with Huntco not been terminated (the "Terminated Benefits"), are by the agreement of the parties hereto, cancelled and otherwise forever terminated as of January 4, 1999, the date Heinz ceased to be employed by Huntco, which Terminated Benefits include but are not limited to: (i) the cellular telephone provided by Huntco to Heinz; (ii) reimbursement for gasoline, insurance, maintenance or any other expenses (other than the fixed amount provided for in Section 2(a)(iii)) incurred by Heinz with respect to the Leased Automobile; (iii) participation in any group life insurance programs generally available to the full-time employees of Huntco, (iv) the supplemental reimbursement for health, medical, hospitalization and dental expenses incurred by Heinz after January 4, 1999 above and beyond those covered by the Group Health Benefits; (v) Huntco's contribution to Heinz's account in the Huntco Inc. 401(k) Retirement Savings Plan; (vi) reimbursement of the dues paid in connection with Heinz's country club membership; and (vii) payments made by Huntco on Heinz's behalf with respect to the life insurance and disability insurance policies maintained by Huntco on Heinz, it being acknowledged and agreed that if Heinz desires to continue such insurance in effect, Heinz shall make all premium payments thereon for all coverage periods from and after January 4, 1999.

          (e) This Section 2 shall have no force or effect if Heinz revokes his acceptance of this Agreement pursuant to Section 7(b) hereof.

3.     Consulting Agreement.

          (a) Huntco hereby contracts and engages Heinz, and Heinz hereby contracts and agrees to serve as an independent consultant during the Payment Period, to advise Huntco or any of the other "Huntco Entities" (as hereinafter defined) on those matters on which Heinz has special competence by reason of his prior experience in and knowledge of the intermediate steel processing business generally and of Huntco and the other Huntco Entities specifically, and to engage in such services as Huntco in good faith seeks (the "Consulting Duties"), on the terms and conditions set forth below.

          (b) As an independent contractor, neither Huntco nor any of the other Huntco Entities shall have the right to exercise supervision over Heinz in the performance of the Consulting Duties or to require Heinz to comply with detailed orders or instructions. Anything in the preceding sentence to the contrary notwithstanding, however, Heinz and Huntco agree that Heinz shall receive general direction and assignment with respect to his Consulting Duties from Mr. Robert J. Marischen, Huntco's Vice Chairman ("Marischen"), or from any other officers or employees of Huntco designated by Marischen or his replacement.

          (c) Heinz need not devote his principal working time, attention and energies to the performance of his Consulting Duties, but he shall devote his best efforts and such time, attention and energies as shall be necessary to fulfill his obligations hereunder. Heinz may own, be employed by or perform consulting or other services for other companies, entities or businesses so long as such services do not interfere with Heinz's Consulting Duties and are otherwise permitted by, or do not conflict with the terms of, this Agreement (including but not limited to Heinz's obligations under Section 4 hereof).

          (d) In consideration for his Consulting Duties, Huntco shall pay Heinz a consulting fee of $1,000 per day (the "Consulting Fee") plus reimbursement of "Travel Expenses" as hereinafter defined. Huntco shall reimburse Heinz for only those Travel Expenses Heinz incurs in performing a specific project for Huntco or one of the Huntco Entities, which project must have been assigned to Heinz by Marischen or by any other officers or employees of Huntco designated by Marischen or his replacement. Reimbursement of Heinz's Travel Expenses shall be made only upon submission of an expense report including receipts, vouchers and other evidence of expenses incurred, all in a manner which is consistent with reimbursement of Travel Expenses incurred by employees of Huntco when conducting business for Huntco. "Travel Expenses" shall mean all reasonable expenses incurred by Heinz for air fare (coach class) car rental, taxi fares, reimbursement for mileage at rates allowed as deductions under applicable Internal Revenue Code Regulations (if Heinz's personal automobile is used; reimbursement for gasoline only if the Leased Automobile is used), lodging and travel related meals.

          (e) In his capacity as a consultant, Heinz is for all purposes to be considered an independent contractor and not an employee or agent of Huntco. Accordingly, no amounts shall be withheld by Huntco from any payments for Consulting Duties performed hereunder for federal, state, local, FICA, FUTA or other taxes unless required under applicable law. Heinz agrees to pay all taxes due with respect to the payments received hereunder as and when due.

          (f) Heinz covenants and agrees that he shall not represent himself to any person or entity to be an employee of Huntco and further convenants and agrees that he does not have, and shall not represent to any person or entity that he has, the authority to contractually bind Huntco.

          (g) Neither Huntco nor any of the Huntco Entities shall be obligated to utilize Heinz's services as a consultant under this Section 3 and Huntco shall only be obligated to pay such Consulting Fees and Travel Expenses with respect to Consulting Duties actually performed by Heinz pursuant to the terms of Section 3 hereof.

4.     Heinz's Surviving Obligations Under the Employment Agreement.

          (a) Heinz understands and agrees that all obligations of Huntco under the Employment Agreement have been released and forever terminated pursuant to this Agreement. Notwithstanding the preceding, Heinz agrees that Heinz is not relieved of any of Heinz's continuing obligations expressly provided for in the Employment Agreement, including, but not limited to, those obligations set forth in Sections 4, 5.2, 5.3, 6, 11.1(a)-(c) (except as Heinz's obligation under Section 11.1(a)-(c) are modified by this Section 4 hereof, but without regard to any actions which Huntco was required to take under the Employment Agreement to obtain the benefits of Section 11.1 thereunder, which actions are no longer required pursuant to the provisions hereof) and Section 12, which sections of the Employment Agreement (except as modified herein) are incorporated into this agreement as fully and as completely as if set forth herein. The duration of the obligations set forth in Sections 4, 5.2, 5.3, 6, and 12 shall survive for the period set forth in the Employment Agreement, and if the Employment Agreement does not provide for expiration, such obligations survive indefinitely. The obligations of Section 11.1(a)-(c) shall continue through January 31, 2000 (the "Non-Compete Period").

          (b) Huntco prospectively waives its rights under Section 4(a) herein to prevent Heinz or any entity affiliated with Heinz from purchasing all of the issued and outstanding capital stock or the assets of [a certain steel-related concern ("Steel Target Company")], or any interest therein and to thereafter operate or be employed by [Steel Target Company], based solely upon Heinz's representation to Huntco that [Steel Target Company] is a "general line service center" which does not own, lease or operate a cut-to-length line and has no plan or present intention to purchase, lease or otherwise acquire, install or operate a cut-to-length line during the Non-Compete Period. Heinz acknowledges that Huntco's prospective waiver of the noncompete provision of Section 4(a) hereof with respect to [Steel Target Company] is based on (i) Heinz's representation in the immediately preceding sentence and (ii) Heinz's covenant and agreement that [Steel Target Company] shall not purchase, lease or otherwise acquire, install or operate a cut to length line during the Non-Compete Period.

5. Termination of Employment; Resignation from Officer Positions and Directorships.

          (a) Heinz acknowledges and agrees that his employment with Huntco was terminated as of January 4, 1999 and that he is not entitled to future employment with or to provide consulting services to any of the Huntco Entities or to any of their respective successors, assigns, subsidiaries or affiliates, provided, however, that pursuant to Section 3 hereof, Huntco may compel Heinz to perform Consulting Duties.

          (b) Effective upon execution of this Agreement, Heinz resigns as a director, officer, and employee of each of the Huntco Entities of which he is a director, officer or employee (except Huntco) and effective as of the Effective Date, Heinz shall be deemed to have resigned as a director of Huntco.

6. Heinz Release. Heinz, for himself and for each of his heirs, administrators, representatives, executors, successors and assigns (collectively the "Heinz Group") hereby releases, remises, and forever discharges Huntco and each of its subsidiaries (collectively the "Huntco Entities"), together with the respective directors, officers, agents, and employees of the Huntco Entities (who, together with the Huntco Entities constitute the "Released Parties"), from any and all claims and demands of any kind, known or unknown, which the Heinz Group may have against the Released Parties as of the date Heinz executes this Agreement or which the Heinz Group may have had at any time before the date of signing this Agreement. Heinz understands that he is releasing the Released Parties to the maximum extent permissible by law, from any liability which Heinz believes the Released Parties may have had to the Heinz Group at any time up to and including the date Heinz executes this Agreement. This release includes a waiver (a giving up) of any legal rights or claims the Heinz Group may have or may have ever had, including claims of race, color, national origin, sex or gender, age or disability discrimination, arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section
1981), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Missouri Service Letter Statute, the Missouri Human Rights Act, the Employment Agreement and under any other federal, state, or local statute, regulation, or the common law of any state, including but not limited to any and all claims in tort or contract, to the maximum extent permitted by applicable law, except as otherwise specifically provided in this Agreement.

7.     Consideration and Revocation; Effective Date.

          (a) Heinz acknowledges and agrees that (i) he received this Agreement on February 26, 1999, (ii) the Agreement has been reviewed in detail with him, (iii) the language contained herein and therein has been explained to him, (iv) he has been encouraged by Huntco to review this Agreement with an attorney of his choice, (v) that he has had a reasonable period of time and has had adequate opportunity to consider the terms of the Agreement and whether to enter into the Agreement, and (vi) he has voluntarily entered into this Agreement of his own free will based only upon the terms and conditions set out herein.

          (b) Heinz has 21 calendar days after the date Heinz receives the Agreement within which to consider the Agreement, although he may sign and return it sooner if he desires. Heinz may revoke the Agreement, by delivering a written notice of revocation to Mr. Robert J. Marischen, Vice Chairman, Huntco Inc., 14323 South Outer Forty, Suite 600 N., Town & Country, Missouri 63017, within 7 calendar days after Heinz signs the Agreement. The Agreement will become effective and enforceable immediately after the 7 day revocation period expires (the "Effective Date"), if Heinz has not revoked this Agreement pursuant to the terms hereof prior to that time.

8. Return of Property. Heinz agrees that as of the Effective Date, he shall return to Huntco all property belonging to any Huntco Entity which has not previously been returned to such Huntco Entity.

9. Section 16 Filings. Heinz represents and warrants to Huntco that as of February 17, 1999, Heinz filed or caused to be timely filed with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange (the "NYSE"), all reports required to be filed by him under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated under Section 16 thereof (the "Section 16 Rules"), with respect to (i) transactions in the Class A Shares or in options in which the underlying security are Class A Shares (collectively the "Huntco Securities") effected by him or (ii) transactions in Huntco Securities effected by others but pursuant to which he is deemed to have a pecuniary interest, during the preceding two years. Heinz further represents and warrants to Huntco that he has not engaged in any transactions in Huntco Securities which required the filing of a Form 5 by February 17, 1999. Heinz covenants and agrees that he will notify Huntco if he effects any transactions involving Huntco Securities or if transactions in Huntco Securities in which he is deemed to have a pecuniary interest are effected by others, if and to the extent Heinz has an obligation to report such transactions to the Commission and the NYSE pursuant to the Section 16 Rules. Heinz further covenants and agrees that he will provide Huntco with a copy of all reports which he files or causes to be filed with the SEC and the NYSE pursuant to the
Section 16 Rules with respect to the foregoing.

10. No Admission of Liability. Heinz acknowledges that this Agreement shall not in any way be construed as an admission of any liability on the part of any of the Released Parties and that all such liability is expressly denied by each and every one of the Released Parties.

11. Public Comment; Cooperation. Heinz shall not take any action inconsistent with Heinz's relationship and responsibilities as a former director, executive officer and employee of Huntco or of any of the other Huntco Entities of which he was a former director, executive officer or employee, or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects or operations of Huntco or any of the other Huntco Entities, including, but not limited to, making any disparaging remarks about any of the Huntco Entities or any of their respective officers, directors, employees or shareholders. To that end, Heinz shall continue to (i) cooperate and assist in the orderly transition of management when reasonably requested by any of the Huntco Entities, including execution of any minutes or other appropriate documents, and (ii) cooperate and assist any and all of the Huntco Entities in any pending, threatened or new litigation filed against or in any manner involving the Huntco Entities, or in any investigation or audit by any governmental entity, including but not limited to, providing truthful information to each of the Huntco Entities and the directors, officers, agents, employees of, and attorneys for, the Huntco Entities, and to governmental investigators (if required by applicable law).

12. No Litigation. Heinz, for himself and the Heinz Group, agrees not to enter into any suit, action, or other proceeding at law or in equity, or to prosecute further any existing suit or action that might presently exist, or to make any claim or demand of any kind or nature against any of the Released Parties, other than an action to enforce his rights contained herein. If Heinz or any member of the Heinz Group enters into any action in violation of this Section 12, Heinz shall pay all legal costs, including reasonable attorneys' fees, incurred by Huntco or any of the other Released Parties in defending against Heinz's action(s) or those of the Heinz Group.

13. Right of Set-off. If Heinz breaches any material provision of this Agreement, or if any provisions of Sections 1, 4, 5, 6, 8, 11 or 12 hereof are found by a court of competent jurisdiction to be unenforceable, Heinz agrees to return to Huntco the amounts paid to Heinz under this Agreement and to reimburse Huntco any costs or attorneys' fees Huntco or any of the other Huntco Entities incurs in connection with obtaining the return of these amounts, to the maximum extent permitted by applicable law. This provision shall not restrict Huntco or any of the other Huntco Entities from seeking any remedy available to Huntco or any of the Huntco Entities to enforce the terms of this Agreement, including but not limited to, ceasing any further payments under this Agreement or seeking equitable relief for the violation of any provision for which damages are not appropriate.

14.     Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the conflicts of laws provisions thereof. The parties hereto consent to the jurisdiction of the Circuit Court of the County of St. Louis, State of Missouri and the United States District Court for the Eastern District of Missouri for all purposes in connection with any litigation between or among the parties hereto. Heinz hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Eastern District of Missouri or the Circuit Court of the County of St. Louis, Missouri and any objection on the ground that any such action or proceeding in either of such courts has been brought in an inconvenient forum.

          (b) This Agreement (which includes the surviving provisions of the Employment Agreement) contain the entire agreement between Heinz and Huntco and supercedes all prior agreements or understandings between them on the subject matters of this Agreement. Such other agreements shall have no force or effect, and are hereinafter void. No change or waiver of any part of the Agreement will be valid unless in writing and signed by both Heinz and Huntco. Except where the context requires a different interpretation to effectuate the purposes of this Agreement, the term "Agreement" means this Agreement and the surviving provisions of the Employment Agreement as modified hereby.

          (c) If a court of competent jurisdiction determines that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, Heinz agrees that such court shall have the power to reduce the duration or scope of such provision, or otherwise modify such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable, provided, however, that if the duration of the non-compete provision set forth in Section 4 hereof and in section 11.1(a)-(c) of the Employment Agreement (the applicable portions of which are incorporated into this Agreement), are reduced by such court, such court shall have the power to also reduce proportionately the payment due Heinz under Section 2(a) hereof, provided, further, however, that if such court fails to reduce the amount of such payment proportionately, Huntco and Heinz agree to a proportionate reduction which reduction shall thereafter be evidenced by an amendment to this Agreement which Heinz agrees to execute and deliver to Huntco. If any court of competent jurisdiction determines that any provision contained in this Agreement or any part thereof is unenforceable and cannot for any reason be reduced and enforced as described in the immediately preceding sentence, Heinz agrees that such determination shall not affect, impair or invalidate the remainder of this Agreement.

          (d) This Agreement shall be freely assignable by Huntco and shall inure to the benefit of and be binding upon the Heinz Group and shall inure to the benefit of and be binding upon the Released Parties. This Agreement shall not be assignable by Heinz without the prior written consent of Huntco.

          (e) Heinz and Huntco agree to reasonably cooperate with the other party or their agents in taking all steps necessary to effectuate the purposes of this Agreement, including but not limited to executing documents and providing information when reasonably requested by the other party.

          (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (g) The description headings of the several sections of this Agreement are inserted for convenience only and do not qualify or affect the terms and conditions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Witness:                                  TERRY J. HEINZ

                                           /s/ Terry J. Heinz
__________________________________        ___________________________________



Witness:                                  HUNTCO INC.

                                           /s/ Robert J. Marischen   3/8/99
__________________________________        ___________________________________